Exhibit 10.1
April 7, 2023
Dear Brad,
Congratulations on your promotion to your new role as Chief Operating Officer! In this role you will continue to report directly to me and will remain a member of the executive committee.
Based on your promotion, the Board of Directors has approved your new annual salary of $475,000. This amount, less applicable withholdings and deductions will be effective April 19, 2023.
You will continue to be eligible to participate in, and earn a cash performance bonus under, the Corporate Annual Incentive Plan ("AIP") where your annualized at-target bonus will remain at 60% of your base salary. The actual amount of any AIP will be determined based on achievement of specified levels of performance goals set by the Company's Board of Directors. The AIP may be amended or changed from time to time. Any annual incentive that becomes payable will be paid at such time(s) as annual incentives are generally paid to senior executives, subject to your continued employment with the Company through the applicable payment date.
The Board of Directors has also approved a one-time promotional long-term incentive award ("Award") in the amount of $1,400,000. This Award will be granted on April 19, 2023 and will be weighted 75% restricted stock units ($1,050,000) and 25% performance-based stock units ($350,000). This Award will be subject to the terms and conditions of The Beauty Health Company 2021 Incentive Award plan, subject to and contingent upon the approval of the Incentive Plan by the Board and the stockholders of the Company, or any successor plan, and an Award agreement entered between you and the Company.
You will also remain eligible to receive one or more grants of long-term incentive awards for each fiscal year of employment with the Company. The amount (if any), type, and terms and conditions (including vesting conditions) of any such Award shall be determined by the Compensation Committee in its sole discretion.
On behalf of the Board of Directors, I thank you for your efforts and continued dedication to the Company!
Sincerely,
Andrew

2165 East Spring Street, Long Beach, California 90806 beautyhealth.com